EXHIBIT 99.2

PRESS RELEASE

Contact:	Bill Foust	Paul Roberts
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES FOURTH QUARTER AND 2003 RESULTS

AND QUARTERLY DIVIDEND

Fourth Quarter Diluted Earnings Per Share of $.61

Full-Year Diluted Earnings Per Share of $2.28

Alpharetta, GA, January 29, 2004.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2003		2002
	Fourth Quarter	YTD	Fourth Quarter	YTD

Net Sales	$147.4	$566.9	$120.8	$501.4
Operating Profit	$14.0	$53.9	$10.2	$56.2
Net Income	$9.3	$34.5	$7.0	$33.0
Earnings Per Share - Diluted	$.61	$2.28	$.47	$2.17
Average Shares - Diluted	15.2	15.1	15.3	15.2

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that fourth quarter 2003 net income was $9.3 million compared with net income of $7.0 million in the fourth quarter of 2002, an increase of 33 percent.  Diluted earnings per share were $.61 compared with diluted earnings per share of $.47 in the fourth quarter of 2002, a 30 percent improvement.

For full-year 2003, the Company reported net income of $34.5 million, an improvement of 5 percent compared with net income of $33.0 million in 2002.  Diluted earnings per share for full-year 2003 were $2.28 compared with diluted earnings per share of $2.17 for full-year 2002, also a 5 percent improvement.

The financial results for both the quarter and full-year for 2003 and 2002 reflect a change in method of accounting for inventories from Last-In, First-Out (LIFO) to First-In, First-Out (FIFO) for financial reporting purposes as if the Company’s U.S. business unit had been on FIFO for all periods presented.

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Change In Accounting For Inventory

During the third quarter of 2003, the Company made an income tax election to convert from LIFO to FIFO inventory valuation for U.S. income tax purposes effective January 1, 2002.  This election helped the Company avoid unfavorable tax consequences on its 2002 U.S. federal income tax return and is expected to improve the Company’s domestic tax position in 2003, 2004 and 2005. The change to FIFO inventory valuation for income tax purposes also prompted the Company to assess whether LIFO inventory valuation was still the most appropriate method for financial reporting purposes.

During the fourth quarter of 2003, the Company’s U.S. business unit changed from the LIFO to the FIFO inventory valuation method for financial reporting purposes.   This change provided consistency between tax and financial accounting in the United States and is also more consistent with the majority of the Company’s inventory accounting since the Company’s foreign subsidiaries do not utilize LIFO inventory valuation.  The implementation of FIFO inventory valuation for financial reporting purposes will reduce the required administrative burden while reflecting the economic substance of the Company’s transactions. Due to recent low inflationary trends and because inventory physical movement is on a FIFO basis, FIFO accounting provides a better matching of costs and revenues.

The implementation of the LIFO to FIFO accounting change required the retroactive restatement of all periods presented prior to the fourth quarter of 2003.  Note 1 to the unaudited financial summaries, which is attached, presents the impact of this accounting change by year for 1999, 2000 and 2001 and by quarter for 2002 and 2003.  For the years 1999 through 2002, the cumulative impact of the accounting change was a net $.02 per share.  This restatement of the financial results increased reported diluted earnings for full-year 2002 by $.03 per share and for the first nine months of 2003 by $.07 per share.

Fourth Quarter 2003 Results

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit’s financial results for the fourth quarter of 2003 reflected improved profitability in the U.S. and French operations, partially offset by a decline in profitability in Brazil.  The Company’s financial results were positively impacted by increased sales and production volumes and higher average selling prices. These positive factors were partially offset by increased wood pulp, purchased energy, labor and nonmanufacturing expenses as well as lower other income and a higher effective income tax rate.

“The operating profit improvement in the United States was the result of a significant increase in sales and production volumes, that had a positive impact on fixed cost absorption, and from higher average selling prices. The increase in production volumes was due, in part, to a planned inventory build in preparation for downtime expected in 2004 to rebuild a cigarette paper machine at the Company’s Spotswood, New Jersey paper mill. In contrast, the operating results in the U.S. business unit in the fourth quarter of 2002 were unfavorably affected by unplanned downtime that caused lower production volumes and unabsorbed fixed costs in response to significant purchase cutbacks by our major North American customers.  The improved performance of the U.S. operations during the fourth quarter permitted the U.S. business unit to achieve positive operating profit for full-year 2003 of $2.0 million.”

Net sales were $147.4 million for the quarter compared with $120.8 million in the same period a year ago, an increase of 22 percent.  The improvement in net sales was the result of changes in currency exchange rates which contributed $12.6 million of the net sales gain and increased sales volumes that improved net sales by $8.0 million.  Higher average selling prices also had a favorable impact on the net sales comparison of $6.0 million.  The favorable impact of changes in currency exchange rates reflected the stronger euro and Brazilian real compared with the U.S. dollar.

Total sales volumes increased by 7 percent for the quarter compared with the fourth quarter of 2002.  Sales volumes in the United States improved by 15 percent versus a very weak prior-year quarter, with increased sales of both tobacco-related and commercial and industrial papers.  Sales volumes for the Brazilian business improved by 10 percent, primarily attributable to increased sales of commercial and industrial papers.  Sales volumes in France improved by 3 percent as a result of gains in the sale of tobacco-related papers and reconstituted tobacco leaf (RTL) products.

Operating profit was $14.0 million for the quarter, an increase of $3.8 million, or 37 percent, from the $10.2 million operating profit for the fourth quarter of 2002.

Operating profit for the French businesses totaled $13.4 million in the quarter, $500,000 more than in the fourth quarter of 2002 as a result of increased production and sales volumes and higher average selling prices, largely offset by increased wood pulp, purchased energy, labor and nonmanufacturing expenses.  Also, during the fourth quarter of 2003, pre-operating and start-up expenses totaling $900,000 were incurred related to the new RTL production line in France.

Operating profit in the United States was $1.9 million in the quarter, $5.3 million more than in the prior-year quarter as a result of increased production and sales volumes, favorable fixed cost absorption and higher average selling prices, partially offset by increased wood pulp, purchased energy, labor and benefit expenses.  Production and sales volumes in the fourth quarter of 2002 were unfavorably impacted by unplanned production downtime in the Company’s U.S. operations.

Operating profit in Brazil declined by $1.8 million compared with the fourth quarter of 2002, to $700,000, attributable to higher wood pulp, purchased energy, materials and nonmanufacturing expenses as well as the unfavorable impact of changes in currency exchange rates.  These negative factors were partially offset by increased production and sales volumes.

The average per ton list price of northern bleached softwood kraft pulp in the United States was $575 per metric ton in the fourth quarter of 2003 compared with  $490 per metric ton in the fourth quarter of 2002. The increase in per ton wood pulp costs increased the Company’s operating expenses by $1.2 million compared with the prior-year quarter.  Purchased energy costs increased by $500,000 compared with the fourth quarter of 2002, with higher energy costs experienced in each of our business units related primarily to higher natural gas and purchased electricity costs.

Nonmanufacturing expenses were $2.7 million higher than in the prior-year quarter, with higher expenses experienced in both France and Brazil, as a result of changes in currency exchange rates and higher compensation and benefit expenses.

Other income was $600,000 unfavorable compared with the fourth quarter of 2002, primarily attributable to a decline in interest income reflecting lower cash balances in the current-year quarter.

 The effective income tax rate was 21.1 percent for the quarter, compared with 16.8 percent in the fourth quarter of 2002. The current quarter’s effective income tax rate benefited from the Company’s improved ability to utilize foreign tax credits in the United States.  The effective income tax rate in the fourth quarter of 2002 was lowered by a net reduction in valuation allowances related to deferred income tax assets primarily due to favorable adjustments from tax audits in the Company’s French operations.

Full-Year 2003 Results

Net sales totaled $566.9 million for full-year 2003, a 13 percent improvement compared with 2002.  Net sales increased by $43.1 million as a result of changes in currency exchange rates, primarily related to the strengthened euro versus the U.S. dollar. The net sales comparison was also favorably impacted by increased sales volumes that improved net sales by $13.0 million and by higher average selling prices that had a favorable $9.4 million impact.  Total sales volumes increased by 3 percent compared with the prior year, with sales volumes in the United States increasing by 5 percent, sales volumes for the French businesses increasing by 3 percent and sales volumes for the Brazilian business approximately at the prior-year level.

Operating profit was $53.9 million for 2003, a four percent decline compared with 2002.  Operating profit in 2003 was unfavorably affected by increased wood pulp, purchased energy, labor and nonmanufacturing expenses.  In addition, pre-operating and start-up costs totaling $2.3 million related to the new reconstituted tobacco leaf production line in France were incurred in 2003, as well as $800,000 in costs related to the removal of underground storage tanks in the United States.  These unfavorable factors were partially offset by the impacts of increased sales and production volumes, higher average selling prices and the absence of approximately $3 million in strike-related costs incurred during 2002.  Interest expense was $1.3 million lower during 2003 compared with the prior year.  Other income was $2.7 million unfavorable compared with the prior year as a result of foreign currency losses and lower interest income.

The effective income tax rate was 23.3 percent for 2003 compared with 31.0 percent for 2002.  The effective income tax rate in 2002 benefited from favorable adjustments related to tax audits in the Company’s French operations, while the effective income tax rate in 2003 was lowered by a final settlement of the tax audit assessments in France and by the Company’s improved ability to utilize foreign tax credits in the United States, as described in Note 2 to the unaudited financial summaries which is attached.

Net income for 2003 was $34.5 million, a 5 percent increase compared with net income of $33.0 million in 2002.  Diluted earnings per share also increased by 5 percent to $2.28 compared with earnings per share of $2.17 for the prior year.

Cash Flow Items and Quarterly Dividend

Capital spending was $30.8 million during the fourth quarter of 2003 compared with $13.0 million during the prior-year quarter.  For the full year, capital spending was $92.0 million compared with $30.3 million in 2002.

Capital spending for the new reconstituted tobacco leaf production line in France totaled $17.8 million during the fourth quarter of 2003 and $63.0 million for the full year.  For full-year 2002, capital spending for this project totaled $8.9 million, with $4.6 million of the spending occurring during the fourth quarter.  The new RTL production line project is now expected to cost a total of approximately $78 million.  This total is higher than previously projected, with substantially all of the increase resulting from the strengthening of the euro versus the U.S. dollar.  Approximately $6 million will be spent during 2004 to finalize this project.

During the second quarter of 2003, the Company’s new cigarette paper manufacturing strategy was announced.  In support of this strategy, $10.5 million of capital is being spent to rebuild an idle cigarette paper machine and supporting equipment at Schweitzer-Mauduit do Brasil and $4.3 million of capital spending is being incurred to rebuild a cigarette paper machine at the Company’s Spotswood paper mill.  These capital projects will be completed by the end of 2004.  Capital spending of $2.9 million was incurred during 2003 related to these two projects, with $2.4 million of the spending occurring during the fourth quarter.

Including capital spending necessary to implement the new cigarette paper manufacturing strategy and to complete installation of the new reconstituted tobacco leaf production line, the Company’s capital spending is currently expected to total approximately $42 million in 2004 and $30 million in 2005.

During October 2003, Schweitzer-Mauduit announced that an agreement had been finalized whereby one of its subsidiaries will acquire a specialty paper manufacturer located in Indonesia for a purchase price of $8.5 million, subject to working capital adjustments.  Approval by the Indonesian government is expected shortly and the transaction is expected to close during the first quarter.

During the fourth quarter of 2003, the Company made cash pension contributions totaling $4.6 million, with pension contributions for the full year of $10.7 million.

During the fourth quarter, Schweitzer-Mauduit did not repurchase any shares of its common stock.  During the year, 221,700 shares of the Company’s common stock were repurchased at a total cost of $5.1 million.

Schweitzer-Mauduit also announced a quarterly common stock dividend of $.15 per share.  The dividend will be payable on March 15, 2004 to stockholders of record on February 17, 2004.

Business Comments and Outlook

Mr. Deitrich added, “During 2003, we successfully positioned Schweitzer-Mauduit for anticipated future earnings improvement.  The increase in reconstituted tobacco leaf production capacity, the new cigarette paper manufacturing strategy, the acquisition in Indonesia and anticipated increased sales of reduced ignition propensity cigarette paper are expected to benefit 2004 and subsequent periods.

“During the fourth quarter of 2003, the new RTL production line at the LTR Industries S.A. mill in Spay, France began operation, four months earlier than originally planned.  The production rate of the new line is increasing at anticipated levels as we progress through an expected six month start-up curve.  End of curve production rates are expected to be achieved during the second quarter of 2004.  During the second quarter, it is also anticipated that the smallest of the three RTL production lines in France will cease operation until required by increased future demand.

“The Company did not have significant production or sales of reduced ignition propensity cigarette paper during 2003.  In December 2003, the State of New York announced the adoption of a final fire safety standard for cigarettes that will require all cigarettes sold in the State of New York to have reduced ignition propensity properties, making them less likely to cause fires if left unattended.  The cigarette fire safety standard becomes effective in New York on June 28, 2004 and requires any cigarettes sold in the State to be certified as “low ignition strength.”  We are continuing efforts to support our customers’ requirements for cigarette papers that can be used as part of a cigarette’s overall design to meet the new fire safety standard for cigarettes.  Our expectation is that the State of New York’s fire safety standard will result in increased sales of reduced ignition propensity cigarette papers by Schweitzer-Mauduit during 2004.  These reduced ignition propensity papers sell for a higher price than the conventional cigarette papers they replace and are expected to have a positive impact on the Company’s financial results, although this impact is not expected to be significant during 2004 since the State of New York only represents approximately 10 percent of U.S. cigarette consumption.

“We continue to face various cost pressures, although we were able to successfully offset increased costs during the fourth quarter.  Higher wood pulp, labor rates and employee benefit expenses continue to be incurred by our businesses.  Per ton wood pulp costs are expected to increase somewhat during the first half of 2004.  The Company’s ongoing effective income tax rate in 2004 is expected to be higher than in 2003, at approximately 30 percent.

“Schweitzer-Mauduit is currently expecting diluted earnings per share for 2004 to be in the range of $2.40 to $2.50, a 5 to 10 percent improvement over 2003.

“As a result of the increase in Schweitzer-Mauduit International’s common stock price during the fourth quarter, the exercise of employee stock options was triggered for several executive officers of the Company, in accordance with previously filed 10b5-1 plans.  The options exercised were granted in 1995 and would have expired in 2005.  As part of the Company’s corporate governance activities, a policy was implemented in 2002 requiring that the Company’s Exchange Act Rule 16 reporting officers, and certain other officers that could be exposed to material non-public information by virtue of their positions, exercise their stock options exclusively through Exchange Act Rule 10b5-1 plans for transactions in Company stock that involve a market transaction.  In most instances during the fourth quarter, a substantial portion of the cash generated by the exercise of nonqualified stock options was then reinvested by the same officer in order to exercise incentive stock options to purchase and hold the underlying common stock.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review fourth quarter 2003 results with investors and analysts at 10:30 a.m. eastern time on Thursday, January 29, 2004.  The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,400 people worldwide, with operations in the United States, France, Brazil and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute “forward-looking statements,” generally identified by phrases such as the Company “expects” or “anticipates” or words of similar effect, within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act.  The forward-looking statements are based on information currently available to the Company and are based upon management’s expectations and beliefs concerning future events and factors impacting the Company, including selling prices, reduced ignition propensity cigarette paper sales volumes and profitability, pulp, labor rate and employee benefits expenses, the Indonesian acquisition, benefits of the new reconstituted tobacco leaf production capacity, capital spending and effective income tax rates. There can be no assurances that such factors or future events will occur as anticipated or that the Company’s results will be as estimated.  Many factors outside the control of the Company could also impact the realization of such estimates.  Such factors are discussed in more detail in the Company’s latest filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reasons, after the date of this news release.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2003	2002	Change
		Restated

Net Sales	$147.4	$120.8	+	22.0%
Cost of products sold (See Note 1)	117.9	97.8	+	20.6
Gross Profit	29.5	23.0	+	28.3
Selling expense	6.5	5.4	+	20.4
Research expense	2.4	2.1	+	14.3
General expense	6.6	5.3	+	24.5
Operating Profit	14.0	10.2	+	37.3
Interest expense	0.7	0.7		—
Other income, net	—	0.6		N.M.
Income Before Income Taxes and Minority Interest	13.3	10.1	+	31.7
Provision for income taxes (See Note 2)	2.8	1.7	+	64.7
Income Before Minority Interest	10.5	8.4	+	25.0
Minority interest in earnings of subsidiaries	1.2	1.4	-	14.3
Net Income	$9.3	$7.0	+	32.9%

Net Income Per Share:
Basic	$0.63	$0.47	+	34.0%

Diluted	$0.61	$0.47	+	29.8%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	14,697,700	14,892,500

Diluted, including Common Share Equivalents	15,232,600	15,285,600

N.M. - Not Meaningful

See Notes to Unaudited Financial Summaries

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31,

 (U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2003	2002	Change
		Restated

Net Sales	$566.9	$501.4	+	13.1%
Cost of products sold (See Note 1)	458.0	396.1	+	15.6
Gross Profit	108.9	105.3	+	3.4
Selling expense	23.1	20.2	+	14.4
Research expense	8.3	7.6	+	9.2
General expense	23.6	21.3	+	10.8
Operating Profit	53.9	56.2	-	4.1
Interest expense	2.3	3.6	-	36.1
Other income (expense), net	(0.2)	2.5		N.M.
Income Before Income Taxes and Minority Interest	51.4	55.1	-	6.7
Provision for income taxes (See Note 2)	12.0	17.1	-	29.8
Income Before Minority Interest	39.4	38.0	+	3.7
Minority interest in earnings of subsidiaries	4.9	5.0	-	2.0
Net Income	$34.5	$33.0	+	4.5%

Net Income Per Share:
Basic	$2.34	$2.22	+	5.4%

Diluted	$2.28	$2.17	+	5.1%

Dividends Declared Per Share	$0.60	$0.60

Average Common Shares Outstanding:
Basic	14,738,300	14,853,500

Diluted, including Common Share Equivalents	15,138,300	15,242,600

N.M. - Not Meaningful

See Notes to Unaudited Financial Summaries

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

Unaudited	December 31, 2003	December 31, 2002
		Restated
ASSETS
Cash and cash equivalents	$3.7	$15.3
Accounts receivable	91.9	69.4
Inventories	97.5	80.3
Other current assets	9.2	7.5
Net property, plant and equipment	411.5	307.3
Deferred charges and other assets	22.1	15.2
Total Assets	$635.9	$495.0

LIABILITIES & STOCKHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$30.7	$9.9
Other current liabilities	148.9	108.1
Long-term debt	66.2	37.4
Noncurrent deferred income tax liabilities	26.3	17.0
Noncurrent deferred revenue	41.6	48.0
Noncurrent pension and other postretirement benefits	45.3	47.3
Other noncurrent liabilities	17.2	12.6
Minority interest	9.5	13.4
Stockholders’ equity	250.2	201.3
Total Liabilities and Stockholders’ Equity	$635.9	$495.0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE TWELVE MONTHS ENDED DECEMBER 31,

(U.S. $ IN MILLIONS)

Unaudited	2003	2002
		Restated
Net income	$34.5	$33.0
Depreciation and amortization	30.7	26.6
Amortization of deferred revenue	(6.0)	(5.1)
Deferred income tax provision	4.2	4.8
Minority interest in earnings of subsidiaries	4.9	5.0
Other items	(4.3)	(1.7)
Net changes in operating working capital	0.8	1.3
Cash Provided by Operations	64.8	63.9

Capital spending	(92.0)	(30.3)
Capitalized software costs	(3.9)	(1.2)
Other investing	(1.6)	(2.1)
Cash Used for Investing	(97.5)	(33.6)

Cash dividends paid to SWM stockholders	(8.9)	(8.9)
Cash dividends paid to minority owners	(10.4)	—
Purchases of treasury stock	(5.1)	(0.5)
Changes in debt	44.4	(58.7)
Other financing	1.1	2.2
Cash Provided by (Used for) Financing	21.1	(65.9)

Decrease in Cash and Cash Equivalents	$(11.6)	$(35.6)

See Notes to Unaudited Financial Summaries

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

NOTES TO UNAUDITED FINANCIAL SUMMARIES

(1)                 In the fourth quarter of 2003, the Company’s U.S. business segment changed its method of accounting for inventories for financial reporting purposes from the Last-In, First-Out (“LIFO”) method to the First-In, First-Out (“FIFO”) method.  Management of the Company believes the FIFO method is preferable to the LIFO method.  Due to recent low inflationary trends and because inventory physical movement is on a FIFO basis, management of the Company believes that FIFO accounting provides a better matching of costs and revenues.  The implementation of FIFO inventory valuation for financial reporting purposes will reduce the required administrative burden while reflecting the economic substance of the Company’s transactions.  This change provides consistency between tax and financial accounting in the United States and is also more consistent with the majority of the Company’s inventory accounting since the Company’s foreign subsidiaries do not utilize LIFO inventory valuation.

As required, this change in accounting method has been retroactively applied by restating the accompanying 2002 financial statements.  Also, as required, the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 will present information regarding the restatements of the financial statements for 1999 through 2003, including 2002 and 2003 by quarter.  Below is a summary of the effects of the restatements on selected financial data (U.S.$ in millions, except for per share amounts):

Effect on Selected Statements of Income Data:

	For the nine months ended September 30, 2003
	1st Qtr.	2nd Qtr.	3rd Qtr.	3rd Qtr. YTD

Operating Profit previously reported	$12.1	$10.8	$15.2	$38.1
Effect of change on Cost of products sold	0.5	0.7	0.6	1.8
Operating Profit Restated	$12.6	$11.5	$15.8	$39.9

Net Income previously reported	$6.5	$7.1	$10.5	$24.1
Effect of change on Cost of products sold	0.5	0.7	0.6	1.8
Effect of change on Provision for income taxes	(0.1)	(0.3)	(0.3)	(0.7)
Net Income effect of change	0.4	0.4	0.3	1.1
Net Income Restated	$6.9	$7.5	$10.8	$25.2

Basic Earnings Per Share previously reported	$0.44	$0.48	$0.71	$1.63
Effect of change in inventory method, net of tax	0.02	0.04	0.02	0.08
Basic Earnings Per Share Restated	$0.46	$0.52	$0.73	$1.71

Diluted Earnings Per Share previously reported	$0.43	$0.47	$0.70	$1.60
Effect of change in inventory method, net of tax	0.02	0.03	0.02	0.07
Diluted Earnings Per Share Restated	$0.45	$0.50	$0.72	$1.67

	For the twelve months ended December 31, 2002
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Full Year

Operating Profit previously reported	$15.2	$14.9	$15.3	$10.0	$55.4
Effect of change on Cost of products sold	(0.1)	0.2	0.5	0.2	0.8
Operating Profit Restated	$15.1	$15.1	$15.8	$10.2	$56.2

Net Income previously reported	$8.6	$8.3	$8.7	$7.0	$32.6
Effect of change on Cost of products sold	(0.1)	0.2	0.5	0.2	0.8
Effect of change on Provision for income taxes	0.1	(0.1)	(0.2)	(0.2)	(0.4)
Net Income effect of change	—	0.1	0.3	—	0.4
Net Income Restated	$8.6	$8.4	$9.0	$7.0	$33.0

Basic Earnings Per Share previously reported	$0.58	$0.56	$0.58	$0.47	$2.19
Effect of change in inventory method, net of tax	—	0.01	0.02	—	0.03
Basic Earnings Per Share Restated	$0.58	$0.57	$0.60	$0.47	$2.22

Diluted Earnings Per Share previously reported	$0.57	$0.54	$0.57	$0.46	$2.14
Effect of change in inventory method, net of tax	—	0.01	0.01	0.01	0.03
Diluted Earnings Per Share Restated	$0.57	$0.55	$0.58	$0.47	$2.17

	Full Year 2001	Full Year 2000	Full Year 1999

Operating Profit previously reported	$47.3	$49.7	$64.6
Effect of change on Cost of products sold	(0.6)	1.3	(0.9)
Operating Profit Restated	$46.7	$51.0	$63.7

Net Income previously reported	$24.5	$27.8	$31.4
Effect of change on Cost of products sold	(0.6)	1.3	(0.9)
Effect of change on Provision for income taxes	0.2	(0.5)	0.3
Net Income effect of change	(0.4)	0.8	(0.6)
Net Income Restated	$24.1	$28.6	$30.8

Basic Earnings Per Share previously reported	$1.66	$1.82	$1.99
Effect of change in inventory method, net of tax	(0.03)	0.06	(0.04)
Basic Earnings Per Share Restated	$1.63	$1.88	$1.95

Diluted Earnings Per Share previously reported	$1.63	$1.82	$1.99
Effect of change in inventory method, net of tax	(0.02)	0.05	(0.04)
Diluted Earnings Per Share Restated	$1.61	$1.87	$1.95

Effect on Selected Balance Sheet Data:

	As of December 31,
	2002	2001	2000	1999	1998

Inventories previously reported	$74.1	$62.7	$64.5	$62.9	$69.4
Effect of change on Inventories	6.2	5.4	6.0	4.7	5.6
Inventories Restated	$80.3	$68.1	$70.5	$67.6	$75.0

Noncurrent Deferred Income Tax Benefits (Liabilities) previously reported	$2.6	$(15.4)	$(14.9)	$(13.1)	$(12.7)
Effect of change on Noncurrent Deferred Income Taxes	(2.4)	(2.0)	(2.2)	(1.7)	(2.0)
Noncurrent Deferred Income Tax Benefits (Liabilities) Restated	$0.2	$(17.4)	$(17.1)	$(14.8)	$(14.7)

Total Assets previously reported	$491.2	$497.9	$441.7	$436.6	$474.7
Effect of change on Inventories	6.2	5.4	6.0	4.7	5.6
Effect of change on NonCurrent Deferred Income Tax Benefits	(2.4)	—	—	—	—
Total Assets Restated	$495.0	$503.3	$447.7	$441.3	$480.3

Retained Earnings previously reported	$214.6	$190.9	$175.3	$156.7	$134.8
Effect of change on Retained Earnings	3.8	3.4	3.8	3.0	3.6
Retained Earnings Restated	$218.4	$194.3	$179.1	$159.7	$138.4

Total Stockholders’ Equity previously reported	$197.5	$179.5	$179.9	$184.2	$197.0
Effect of change on Retained Earnings	3.8	3.4	3.8	3.0	3.6
Total Stockholders’ Equity Restated	$201.3	$182.9	$183.7	$187.2	$200.6

Total Liabilities and Stockholders’ Equity previously reported	$491.2	$497.9	$441.7	$436.6	$474.7
Effect of change on Noncurrent Deferred Income Tax Liabilities	—	2.0	2.2	1.7	2.0
Effect of change on Retained Earnings	3.8	3.4	3.8	3.0	3.6
Total Liabilities and Stockholders’ Equity Restated	$495.0	$503.3	$447.7	$441.3	$480.3

(2)               In the fourth quarter of 2003, the Company recorded adjustments to deferred income tax valuation allowances recorded against deferred tax assets.  These adjustments were largely a result of improved operating results in the U.S. business segment during the fourth quarter of 2003 resulting in a change in estimate of the Company’s domestic taxable income for 2003, improving the Company’s ability to utilize foreign tax credits in the United States.  These adjustments reduced the provision for income taxes, benefiting fourth quarter net income by $0.8 million, or $.05 per share.

In the fourth quarter of 2002, the Company recorded adjustments to deferred income tax valuation allowances recorded against deferred tax assets.  These adjustments were recorded as a result of changes in the Company’s expectations as to the realization of such assets due to the results of tax audits in the Company’s French operations and changes in the Company’s estimates of future taxable income in each taxing jurisdiction.  The net of these adjustments reduced the provision for income taxes, benefiting fourth quarter 2002 net income by $1.6 million, or $.11 per share.  There were no other similar adjustments in the Company’s 2002 provision for income taxes during the first three quarters of the year.

In the full year 2003, the Company recorded adjustments to deferred income tax valuation allowances recorded against deferred tax assets.  These adjustments were largely a result of the final settlement of prior-period tax audit assessments in the Company’s French operations and changes in estimates of the Company’s U.S. income tax situation, improving the Company’s ability to utilize foreign tax credits in the United States.  The Company’s U.S. income tax situation changed, in part, due to the effects of the Company having implemented certain U.S. tax elections, including the conversion from Last-In, First-Out (LIFO) to First-In, First-Out (FIFO) inventory valuation for tax purposes.  The net of these adjustments reduced the provision for income taxes, benefiting 2003 net income by $3.4 million, or $.22 per share.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

 (U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.  2002 amounts have been restated for the change in method of accounting for inventories as discussed in Note 1 of the Notes to Unaudited Financial Summaries.

Net Sales

	For the three months ended December 31,				For the twelve months ended December 31,
	2003	2002	% Change		2003	2002	% Change

United States	$43.7	$36.2	+	20.7%	$183.1	$172.5	+	6.1%
France	94.6	76.8	+	23.2	352.9	292.1	+	20.8
Brazil	11.5	9.5	+	21.1	44.9	44.2	+	1.6

Subtotal	149.8	122.5			580.9	508.8

Intersegment sales by:
United States	(0.3)	(0.1)			(0.7)	(0.1)
France	(1.9)	(0.8)			(11.2)	(3.4)
Brazil	(0.2)	(0.8)			(2.1)	(3.9)

Consolidated	$147.4	$120.8	+	22.0%	$566.9	$501.4	+	13.1%

Operating Profit

	For the three months ended December 31,					For the twelve months ended December 31,
	2003	2002	% Change			2003	2002	% Change

United States	$1.9	$(3.4)	N.M.		%	$2.0	$(0.5)	N.M.		%
France	13.4	12.9	+	3.9		53.6	53.4	+	0.4
Brazil	0.7	2.5	-	72.0		5.2	10.1	-	48.5
Unallocated expenses	(2.0)	(1.8)				(6.9)	(6.8)

Consolidated	$14.0	$10.2	+	37.3%		$53.9	$56.2	-	4.1%

N.M. - Not Meaningful

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